Exhibit 4.24

                              SETTLEMENT AGREEMENT
                              --------------------


This Settlement Agreement is made and entered into, by and between Company Name and Ramp Corporation with respect to a certain dispute between the parties relating to Name/Type of Services Rendered to Ramp Corporation.

The parties hereby agree that Company Name provided Name/Type of Services Rendered to Ramp Corporation (and/or its affiliates) totaling $________. Ramp Corporation hereby agrees to make full payment on that debt in accordance with the Payment Agreement provided herein.

Payment Agreement
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     (1)  Ramp Corporation agrees to pay the debt totaling  $__________in  full, plus associated costs and fees in accordance with the terms and conditions outlined below.

          (a) Upon execution of this Settlement Agreement, Ramp Corporation agrees to issue Number of Shares Spelled Out (number of shares) shares of stock to Company Name (or its attorney on its behalf).

          (b) Ramp Corporation shall pay for all brokerage costs and fees associated to complete this transaction.

          (c) After the stock is sold and Company Name collects its proceeds from the sale, in the event the debt is not paid in full to Company Name, Ramp shall pay in cash or stock, the balance remaining.

This agreement may not be modified or altered except upon the written consent of all parties hereto.

The Execution Date of the Agreement shall be the date on which the last party to do so signs this agreement.

COMPANY NAME                                  RAMP CORPORATION


By: ______________________________            By:_______________________________


Print:____________________________            Print:____________________________


Its::_____________________________            Its:______________________________


Date:_____________________________            Date:____________________________